Form of Non-Employee Director RSU Agreement
MGP INGREDIENTS, INC.
2024 EQUITY INCENTIVE PLAN
Non-Employee Director Restricted Stock Unit Award Agreement

In accordance with and subject to the terms and restrictions set forth in the MGP Ingredients, Inc. 2024 Equity Incentive Plan (the “Plan”), and this Agreement, MGP Ingredients, Inc., a Kansas corporation (the “Company”), hereby grants to the Director named below (“Participant”) the number of Restricted Stock Units (“RSUs”) set forth below:

Name of Participant: [_______________________]
Number of Restricted Stock Units: [_______]	Grant Date: __________, 20__

NOW, THEREFORE, the Company and Participant hereby agree to the following terms and conditions:
1.Definitions. Unless otherwise defined in this Agreement, defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
2.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.Grant of RSUs. Pursuant to action of the Board, as of the Grant Date identified above, the Company awards to Participant the number of RSUs identified above. The RSUs are subject to all of the terms and provisions of the Plan, which is incorporated herein by reference.
4.Dividend Equivalents. The Company hereby grants to Participant, with respect to each RSU, a right to payment equivalent to the ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires (“Dividend Equivalents”), as if each RSU were instead an outstanding Share owned by Participant. The Dividend Equivalent payments shall be paid on the date that the underlying RSUs settle.
5.Vesting of RSUs and Settlement of Shares; Fractional Shares.
(a)Provided that Participant provides Continuous Service, the RSUs awarded under this Agreement will fully vest on the second anniversary of the Grant Date (such anniversary, the “Vesting Date”). Subject to the provisions of the Plan and this Agreement, Participant’s vested RSUs will be settled through the issuance of Shares following the Vesting Date, provided the RSUs have not been forfeited prior to such date in accordance with Section 6. The issuance of Shares will be made on, or no later than 45 days following, the Vesting Date. Any Shares issued shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7 or any applicable law, rule, or regulation.
(b)In the event Participant is vested in a fractional portion of an RSU (a “Fractional Portion”), such Fractional Portion will not be converted into a Share or issued to Participant. Instead, the

Company will make a cash payment in lieu of a fractional Share in an amount equal to the Fair Market Value of such fractional Share as of the day immediately preceding the date of the issuance of the Shares.
6.Forfeiture. Prior to the Vesting Date, if Participant’s Continuous Service with the Company, or an Affiliate thereof, is terminated, then any RSUs which have not yet vested shall be forfeited by Participant and Participant shall thereafter have no right, title or interest whatever in such forfeited RSUs. Also, following the issuance of any Shares following the Vesting Date (or earlier or later issuance date hereunder), the underlying RSUs pursuant to which an issuance of Shares has occurred shall be cancelled.
7.Restrictions on Grant of the RSUs and Issuance of Shares. The grant of the RSUs and issuance of Shares upon settlement of the vested RSUs shall be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities, including requirements as amended after grant of the RSUs. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the RSU shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
8.Restriction on Transfer. Participant may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of any RSUs to any other person or entity prior to the issuance of Shares upon settlement of the vested RSUs, other than a transfer upon Participant’s death in accordance with Participant’s will, or by the laws of descent and distribution. Any disposition or purported disposition made in violation of this Section 8 shall be null and void, and the Company shall not recognize or give effect to such disposition on its books and records. Following any such transfer, the RSUs shall continue to be subject to the same terms and conditions that were applicable to the RSUs immediately prior to their transfer.
9.Rights as a Stockholder. Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this grant until the date of the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company or, if elected by the Company, the book entry representing such Shares. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such entry is made on the books, as applicable, except as determined in the discretion of the Committee.
10.Miscellaneous. This Agreement is entered into pursuant to the Plan and is subject to all of the terms and conditions contained in the Plan. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas. This Agreement contains all terms and conditions with respect to the subject matter hereof and no amendment, modification or other change hereto shall be of any force or effect unless and until set forth in a writing executed by Participant and the Company. In the event that there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern and control.
11.Acceptance. Participant will be deemed to have accepted this Agreement and agreed to be bound by the terms and conditions of the Plan and this Agreement, unless Participant informs the Corporate Secretary of the Company in writing within 30 days immediately following the Grant Date that Participant wishes to reject this Award. Failure to notify the Company in writing of Participant’s rejection of this Award during this 30-day period will result in Participant’s agreement to be bound by the terms and conditions of the Plan and this Agreement.

RSU Agreement (2024 Equity Incentive Plan)        Page 2